 November 14, 2011

Securities and Exchange Commission

Re:

Forever Valuable Collectibles, Inc. EIN: 41-2230041

Commissioners:

We were previously the principal accountants for Forever Valuable Collectibles, Inc., and we reported on the financial statements of Forever Valuable Collectibles, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009. We have not provided any audit services to Forever Valuable Collectibles, Inc. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Forever Valuable Collectibles, Inc. through June 30, 2011. We resigned as the principal accountants of Forever Valuable Collectibles, Inc. on August 19, 2011.

We have read the Company's statements included under Item 4.01 of its Form 8-K. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Cordovano and Honeck LLP Englewood, Colorado